Exhibit 99.1

NEWS RELEASE

For information contact:

Kevin B. Habicht

Chief Financial Officer

(407) 265-7348

May 16, 2006

NATIONAL RETAIL PROPERTIES, INC. ANNOUNCES

SALE OF WASHINGTON, D.C. OFFICE PROPERTY

Orlando, Florida, May 16, 2006 – National Retail Properties, Inc. (NYSE: NNN), a real estate investment trust, announced today that it has closed on the sale of its office property leased to the United States of America to Brookfield Financial Properties, L.P., an affiliate of Brookfield Properties Corporation, for $229,330,000, which includes the assumption of a $95,000,000 loan secured by the property.

“The sale of this building completes the monetization of the significant value that our team has created with the purchase and sale of this large, high quality office building,” said Craig Macnab, Chief Executive Officer. “Initially the proceeds will be used to reduce our debt and subsequently will be invested in a portfolio of higher yielding retail properties which will increase our rental revenue and FFO.”

The property consists of two Class A office buildings totaling approximately 554,000 square feet and a 1,079-space parking garage located in the Pentagon City submarket of the Washington, D.C. metropolitan area. The property serves as the headquarters of the Transportation Security Administration under a lease that expires in 2014.

National Retail invests primarily in high-quality properties subject generally to long-term, net leases with retail tenants such as Barnes & Noble, Best Buy, Circle K (Susser), CVS and Uni-Mart. As of March 31, 2006, the company owned 564 investment properties in 41 states with a gross leasable area of approximately 9.3 million square feet. These investment properties are leased to 178 corporations in 62 industry classifications.

450 S. Orange Ave., Suite 900 | Orlando, FL 32801 (800) NNN-REIT | www.nnnreit.com |